Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTORS:	MEDIA:
Kenneth Boerger	Lisa Fell
Vice President and Treasurer	Director of Corporate Communications
(419) 325-2279	(419) 325-2001
ken.boerger@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE                 FRIDAY, JANUARY 23, 2015

Libbey Inc. Announces New “Own the Moment” Strategy and
Select, Preliminary Fourth Quarter and Full Year 2014 Results

New capital allocation plan includes $0.11 per share quarterly dividend and a 50 percent increase to the Company’s share repurchase authorization

TOLEDO, Ohio, January 23, 2015 /PRNewswire/ -- Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today unveiled its new “Own the Moment” corporate strategy during its 2015 Investor Day in New York City.

Key Strategic Highlights & Goals:

•	Grow the business 4-6 percent annually to achieve a year-end 2018 revenue target in excess of $1 billion

•	Leverage volumes, create further supply chain efficiencies, and continue to improve productivity to achieve a 17-18 percent Adjusted EBITDA margin by the end of 2018

•	Initiation of a quarterly dividend of $0.11 per share

•	A 0.5 million share increase in the Company’s stock repurchase plan, resulting in a total authorization of 1.5 million shares

•
Fourth quarter fiscal 2014 results are estimated to include nearly $232 million in sales, an approximate 4.9 percent year-over-year increase; Adjusted EBITDA is expected to range between $29 and $31 million

•
Full-year 2014 sales are estimated to be approximately $853.0 million, an increase of over 4 percent compared to sales of $818.8 million in 2013; Adjusted EBITDA is expected to be between $121.8 and $123.8 million

Stephanie Streeter, chief executive officer, commented, “Our competitive and financial position has never been stronger. Now is the time to be bold, and our “Own the Moment” strategy will allow us to navigate a fairly dynamic global marketplace and pivot to growth through 2018. Our leadership position in the Americas, anchored by our robust foodservice business and our low-cost capacity and leadership in Mexico, provides the cornerstone for our strategy. We will focus on leveraging our strengths to drive above market growth and to expand our margins. We will also make strategic and opportunistic investments to bolster and expand our leadership positions

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around the globe. Lastly, our “Own the Moment” strategy has been founded with a clear sense of purpose regarding future capital allocation. Our new dividend policy and increased authorization under our share repurchase program underline our commitment to returning value to shareholders and reflect our continued confidence in the long-term strength of our business.”

Capital Allocation

Libbey’s Board of Directors announced that it has approved a quarterly dividend of $0.11 per share. The dividend will be paid on March 3, 2015, to shareholders of record as of February 3, 2015. As of January 20, 2015, Libbey had 21,765,048 shares outstanding.

In addition, the Company’s Board also increased the number of shares of common stock that the Company can repurchase by half a million shares, which may be purchased in open market or through private transactions at the Company’s discretion. This announcement supplements the Company’s prior one million share authorization that was reaffirmed in mid-December 2014, and thus expands that authorization from 1.0 million to 1.5 million shares. There is no expiration date on these authorizations.

Preliminary Fourth Quarter and Full Year 2014 Results

In addition to announcing its new corporate strategy and capital allocation plans, the Company also announced preliminary results for its fourth quarter and full year ended December 31, 2014. Sales are expected to be nearly $232 million, which will result in an approximate 4.9% percent year-over-year increase on the top-line. This will be the Company’s third quarter in a row with mid-single digit or higher year-over-year top-line growth. For the full year 2014, sales are estimated to be approximately $853 million, which would represent an increase of over 4.0 percent compared to 2013.

Adjusted EBITDA for the fourth quarter of 2014 is expected to range between $29 and $31 million, which compares to a record high $37.6 million in the prior-year fourth quarter. While the Company continued to see positive impacts from its North American capacity realignment and from productivity gains, Adjusted EBITDA results were negatively impacted by the previously announced costs associated with an earlier than planned furnace repair, strategic growth initiatives, negative sales mix, higher than expected currency impact from a weaker peso and a weaker euro, and unplanned non-income tax assessments. For the full year 2014, Adjusted EBITDA is now expected to be in the range of $121.8 million to $123.8 million.

Libbey expects to report that it had available capacity of approximately $82 million under its ABL credit facility as of December 31, 2014, with no loans outstanding. The Company also had cash on hand of approximately $60 million at December 31, 2014, including in excess of $26 million in the U.S. It is expected that working capital as a percent of sales will be approximately 20.9 percent at December 31, 2104.

The results described in this release are preliminary and unaudited, as the Company has not completed its financial close process for the quarter or year-ended December 31, 2014. The Company plans to announce its fourth quarter and fiscal year 2014 results on February 27, 2015, and will host an earnings call at that time.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1888, the Company supplies tabletop products to retail, foodservice and B2B customers in over 100 countries. Libbey’s global brand portfolio includes Crisa, Royal Leerdam, Syracuse China and World Tableware International. In 2013, Libbey Inc.'s net sales totaled $818.8 million. Additional information is available at www.libbey.com.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best

Libbey Inc.

assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.